UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2012

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132648	71-1049972
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2850 W. Horizon Ridge Parkway, Suite 200, Henderson, Nevada	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 416.214.0049

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement

On March 26, 2012 American Lithium Minerals Inc. (“we”, “us”, “our”, the “Company”) entered into a binding Letter of Intent with Trivest Pty. Ltd. for the purchase by Trivest of 100% of our 60% interest in the North and South Borate Hills Property. On June 6, 2012 we received notice from Trivest Pty that it would not proceed with its offer as outlined in Letter of Intent.

Pursuant to the Letter of Intent, Trivest Pty agreed to pay $9,500,000 in consideration of our 60% interest in the Borate Hills project, in addition to any contractual interests and personal property related to our exploration on the project. The agreement was subject to and conditional upon the purchaser being satisfied with the due diligence in respect of the quality of the property, including all the terms and conditions associated with the property, and the terms contemplated by the Memorandum of Understanding with JOGMEC. We first disclosed the Letter of Intent in our current report on Form 8-K filed March 27, 2012.

The withdrawal of Trivest Pty’s offer did not result from any failure by the Company to fulfill its obligations under the Letter of Intent, or from unsatisfactory due diligence regarding the Borate Hills Property. The $425,000 deposit posted by Trivest Pty in respect of the purchase price has been refunded in accordance with the Letter of Intent.

10.1	Letter of Intent with Trivest Pty. Ltd. (incorporated by reference as exhibit 10.1 of our report on Form 8- K filed on March 26, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Hugh Aird
Hugh Aird
Chairman, CEO and CFO

Date: June 8, 2012